Exhibit 99.2

SHORETEL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are presented to give effect to the purchase by ShoreTel, Inc. (“ShoreTel”, the “Company”) of the membership interest in Corvisa LLC, (“Corvisa”), on January 6, 2016. The pro forma information was prepared based on the historical consolidated financial statements and related notes of ShoreTel and Corvisa after giving effect to the acquisition and the assumptions, reclassifications, and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing effect on the combined results of ShoreTel and Corvisa.

For the purpose of the unaudited pro forma condensed combined balance sheet, the acquisition was assumed to have occurred as of September 30, 2015 and with respect to the unaudited pro forma condensed combined statement of operations, the acquisition was assumed to have occurred as of July 1, 2014. The unaudited pro forma condensed combined balance sheet and statement of operations as of and for three months ended September 30, 2015, combine ShoreTel’s and Corvisa's results as of and for the three months ended September 30, 2015. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2015 combine ShoreTel’s operations for the year ended June 30, 2015 with Corvisa’s operations for the twelve months ending September 30, 2015.

The acquisition has been accounted for using the acquisition method of accounting in accordance with the Accounting Standards Codification (“ASC”) 805 – Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary since the valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date).

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had ShoreTel and Corvisa been a combined company during the respective periods presented. The unaudited pro forma condensed combined statement of operations do not reflect any operating efficiencies and/or cost savings that ShoreTel may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements also do not include the effects of restructuring activities and post-merger synergy.

These unaudited pro forma condensed combined financial statements should be read in conjunction with ShoreTel’s historical consolidated financial statements and related notes included in its annual report on Form 10-K for the fiscal year ended June 30, 2015, and the quarterly report on Form 10-Q for the three months ended September 30, 2015, as well as Corvisa’s historical consolidated financial statements and related notes for the nine months ended September 15, 2015 and the year ended December 31, 2014, which are included as Exhibit 99.1 to this Form 8-K/A.

SHORETEL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2015
(in thousands, except per share amounts)

	Historical		Pro forma Adjustments				Pro forma Combined
	ShoreTel	Corvisa
ASSETS
Current assets:
Cash and cash equivalents	$96,532	$428	$(8,345)		A		$88,615
Short-term investments	9,597	-	-				9,597
Accounts receivable, net	28,502	171	-				28,673
Inventories	13,453	-	-				13,453
Prepaid expenses and other current assets	11,180	1,145	-				12,325
Total current assets	159,264	1,744	(8,345)				152,663
Property and equipment, net	19,759	6,489	(3,960)		C		22,288
Goodwill	122,750	-	1,957		B		124,707
Intangible assets, net	20,302	-	3,671		B		23,973
Other assets	4,325	218	-				4,543
Total assets	$326,400	$8,451	$(6,677)				$328,174
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,150	$105	$-				$14,255
Accrued liabilities and other	19,742	1,109	(112)	E,	F,	G	20,739
Accrued employee compensation	14,598	986	-				15,584
Accrued taxes and surcharges	8,485	156	-				8,641
Deferred revenue	52,134	39	-				52,173
Total current liabilities	109,109	2,395	(112)				111,392

Long-term deferred revenue	17,815	-	-				17,815
Other long-term liabilities	4,402	53	-				4,455
Total liabilities	131,326	2,448	(112)				133,662
Stockholders' equity:
Preferred stock	-	-	-				-
Common stock and additional paid-in capital	364,400	-	-				364,400
Membership interest	-	6,003	(6,003)		D		-
Accumulated other comprehensive income (loss)	(1)	-	-				(1)
Accumulated deficit	(169,325)	-	(562)		E		(169,887)
Total stockholders’ equity	195,074	6,003	(6,565)				194,512
Total liabilities and stockholders’ equity	$326,400	$8,451	$(6,677)				$328,174

See Notes to Unaudited Pro forma Condensed Combined Financial Statements

SHORETEL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended September 30, 2015
(in thousands, except per share amounts)

	Historical		Pro forma Adjustments		Pro forma Combined
	ShoreTel	Corvisa
Revenue:
Product	$41,533	$-	$-		$41,533
Hosted and related services	29,562	436	-		29,998
Support and services	19,090	-	-		19,090
Total revenue	90,185	436	-		90,621
Cost of revenue:
Product	13,481	-	-		13,481
Hosted and related services	13,959	1,665	170	H	15,794
Support and services	4,705	-	-		4,705
Total cost of revenue	32,145	1,665	170		33,980
Gross profit (loss)	58,040	(1,229)	(170)		56,641
Operating expenses:
Research and development	13,837	795	-		14,632
Sales and marketing	30,843	2,181	8	H	33,032
General and administrative	10,115	2,263	7	H	12,385
Total operating expenses	54,795	5,239	15		60,049
Income (loss) from operations	3,245	(6,468)	(185)		(3,408)
Other income (expense):
Interest expense	(124)	-	-		(124)
Interest income and other (expense), net	(576)	(10)	(3)	I	(589)
Total other expense	(700)	(10)	(3)		(713)
Income (loss) before provision for income taxes	2,545	(6,478)	(188)		(4,121)
Provision for income taxes	403	-	-	J	403
Net income (loss)	$2,142	$(6,478)	$(188)		$(4,524)
Net income (loss) per share - basic	$0.03				$(0.07)
Net income (loss) per share - diluted	$0.03				$(0.07)
Shares used in computing net income per share - basic	65,266				65,266
Shares used in computing net income per share - diluted	66,978				65,266

See Notes to Unaudited Pro forma Condensed Combined Financial Statements

SHORETEL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended June 30, 2015
(in thousands, except per share amounts)

	Historical		Pro forma Adjustments		Pro forma Combined
	ShoreTel	Corvisa
Revenue:
Product	$181,272	$-	$-		$181,272
Hosted and related services	106,400	1,709	-		108,109
Support and services	73,017	-	-		73,017
Total revenue	360,689	1,709	-		362,398
Cost of revenue:
Product	63,253	-	-		63,253
Hosted and related services	61,329	4,717	680	H	66,726
Support and services	17,453	-	-		17,453
Total cost of revenue	142,035	4,717	680		147,432
Gross profit (loss)	218,654	(3,008)	(680)		214,966
Operating expenses:
Research and development	53,352	1,790	-		55,142
Sales and marketing	118,931	8,563	33	H	127,527
General and administrative	39,778	9,050	29	H	48,857
Settlements and defense fees	8,475	-	-		8,475
Total operating expenses	220,536	19,403	62		240,001
Income (loss) from operations	(1,882)	(22,411)	(742)		(25,035)
Other income (expense):
Interest expense	(531)	-	-		(531)
Interest income and other (expense), net	(939)	(13)	(12)	I	(964)
Total other income (expense)	(1,470)	(13)	(12)		(1,495)
Loss before provision for income tax	(3,352)	(22,424)	(754)		(26,530)
Provision for income taxes	961	-	-	J	961
Net loss	$(4,313)	$(22,424)	(754)		$(27,491)
Net loss per common share, basic and diluted	$(0.07)				$(0.43)
Shares used in computing net loss per common share, basic and diluted	63,953				63,953

See Notes to Unaudited Pro forma Condensed Combined Financial Statements

SHORETEL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combine the positions of ShoreTel and Corvisa as if the acquisition had occurred on September 30, 2015 and the condensed combined statement of operations for the three months ended September 30, 2015 and the year ended June 30, 2015, combine the results of operations of ShoreTel and Corvisa as if the acquisition had occurred on July 1, 2014 and were carried forward through each of the aforementioned periods presented.

1.	Acquisition of Corvisa, LLC.

On January 6, 2016, ShoreTel completed its acquisition of Corvisa pursuant to the terms of a Membership Interest Purchase Agreement dated as of December 21, 2015 by and among ShoreTel, Novation Companies, Inc. and Corvisa Services LLC. The acquisition was accomplished by ShoreTel’s purchase of all of the outstanding membership interests of Corvisa for approximately $8.3 million in cash (the “Consideration”), subject to adjustment pursuant to a customary post-closing net working capital adjustment procedure. Of the total Consideration, $1,020,000 will be held in escrow as partial security for the indemnification obligations of Novation Companies. Inc. and Corvisa Services, LLC, and $350,000 will be held in escrow as partial security for the post-closing net working capital adjustment.

Corvisa is a cloud based communications solutions provider and this acquisition is expected to accelerate and diversify ShoreTel's hosted revenue growth by enhancing ShoreTel's solutions and architecture in various strategic areas in relation to its service offerings. ShoreTel will also be able to expand its cloud services in Europe as a result of acquiring Corvisa's Amsterdam and UK data centers.

The following table summarizes the cash paid and the preliminary estimated fair values of the assets and the liabilities assumed as if the acquisition of Corvisa had occurred on September 30, 2015.

Preliminary purchase price allocation
	In thousands	Estimated useful lives (in years)
Current assets	$1,744
Intangible assets:
Existing technology	3,400	5
Other intangible assets	271	3-6
Goodwill	1,957
Property, plant, equipment and other long term assets	2,747
Current liabilities	(1,721)
Other long term liabilities	(53)
Cash purchase consideration paid	$8,345

2.	Discontinued operations of Corvisa, LLC

Before the execution of the Purchase Agreement with ShoreTel in January 2016, Corvisa disposed of its third-party software consulting business. Corvisa sold the assets related exclusively to this business, including but not limited to customer contracts, computer hardware and marketing materials, to Canpango LLC (“Canpango”), which agreed to hire certain employees of the business and to assume Corvisa’s obligations under the customer contracts.

As of September 30, 2015, this portion of the business held approximately $0.2 million in assets and $0.2 million of liabilities. The assets and liabilities of this business were comprised primarily of accounts receivable and compensation-related accruals. For the purpose of pro forma condensed combined balance sheet of ShoreTel and Corvisa, the assets and liabilities related to this business are excluded from the historical financial statements of Corvisa.

The third-party software implementation consulting business generated hosted and related services revenue of approximately $0.4 million for the three months ended September 30, 2015, and approximately $1.5 million for the year ended June 30, 2015. The net loss for this business was approximately $0.2 million for the three months ended September 30, 2015, and approximately $0.6 million for the year ended June 30, 2015. For the purpose of pro forma condensed combined statement of operations the net loss related to this business was excluded from the historical financial statements of Corvisa.

3.	Pro forma financial statement adjustments

The following pro forma adjustments are included in our unaudited pro forma condensed combined statement of operations:

A	To record $8.3 million of cash paid to fund the acquisition of Corvisa, LLC., including cash assumed.

B	To record the estimated fair values of the identifiable intangible assets and goodwill resulting from the acquisition.

C	To reflect the estimated fair values of the acquired property, plant and equipment if the acquisition was completed on September 30, 2015.

D	To eliminate historical membership interests of Corvisa, LLC.

E	To accrue for transaction costs that would have been incurred by ShoreTel if the acquisition was completed on September 30, 2015.

F	To eliminate historical deferred rent of Corvisa.

G	To eliminate historical debt to Corvisa's parent company.

H	To record the estimated amount of amortization on intangible assets acquired by ShoreTel over its estimated useful life.

I	To reduce interest earned by ShoreTel Inc. on the cash consideration amount, as if the cash consideration was paid out on July 1, 2014, using the interest rate of 0.2% for the three months ended September 30, 2015 and 0.1% for the fiscal year ended June 30, 2015.

J	For tax purposes, Corvisa LLC was treated as a disregard entity by Novation Inc. As such, there were no deferred tax attributes assumed at the time of acquisition nor were any deferred tax attributes created upon the consummation of the acquisition as the related intangible assets will be deductible for tax purposes. Also due to 100% valuation allowance on ShoreTel's net deferred tax assets, the unaudited pro forma condensed combined statement of operations do not reflect statutory rate adjustments for pro forma purposes.